Exhibit 99.1

an Applera Corporation Business 850 Lincoln Centre Drive Foster City, CA 94404-1128 U.S.A. T (650) 570-6667 F (650) 572-2743 www.appliedbiosystems.com
Contacts Investors William Craumer 650.638.6382 craumewc@appliedbiosystems.com

Investors (Europe)	Media
Katherine Genis	Peter Dworkin
+44 (0)20 8780 5029	650.554.2479
katherine.genis@eur.appliedbiosystems.com	dworkipg@appliedbiosystems.com

APPLIED BIOSYSTEMS REPORTS FISCAL 2008

THIRD QUARTER RESULTS

—	Q3 net revenues increased 4% to $552.6 million

—	Q3 fully diluted GAAP EPS of $0.48

—	Q3 non-GAAP EPS of $0.44

FOSTER CITY, CA, April 24, 2008– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $552.6 million for the third quarter of fiscal 2008, an increase of approximately 4% over the prior year quarter revenues of $529.9 million. The net effect of foreign currency on net revenues was a favorable impact of approximately 4% compared to the prior year quarter.

For the third quarter of fiscal 2008, the Group reported net income of $82.9 million, or $0.48 per share, compared to net income of $75.5 million, or $0.39 per share, for the prior year quarter. Compared to the prior year quarter, the net effect of foreign currency was a benefit of approximately $0.04 per share. Results in both periods were affected by the specified items described in the reconciliation below. Earnings per share (EPS) on a non-GAAP basis, excluding the items specified below, were $0.44, a 22% increase compared to $0.36 for the prior year quarter, and an 11% increase excluding favorable impact of foreign currency. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“Earnings growth at Applied Biosystems remained strong during the third fiscal quarter as we balanced costs and expenses against the investments necessary to accelerate future growth,” said Tony L. White, Chief Executive Officer, Applera Corporation. “We are pleased with the continued traction in our consumables and forensics businesses and, along with these, look to the SOLiD™ next-generation sequencing system and applied and emerging markets to drive top-line growth and continued earnings gains. We are also pleased to be moving forward with our previously announced intention to spin off the Celera business from Applera by June 30, the end of the current fiscal year, if possible.”

Mark Stevenson, President and Chief Operating Officer of Applied Biosystems, commented further, “During the first quarter we saw continued strength in our Real-Time PCR/Applied Genomics business, our largest; gains in DNA sequencing; and challenges in mass spectrometry. During the third quarter we recognized our first revenues from sales of our SOLiD next-generation sequencing platform and made excellent progress on a highly upgraded system we’re preparing to ship that we believe will extend our industry-leading throughput and accuracy while offering improved ease of use. Some CE applications continue to show growth. Compared to the prior-year quarter, CE consumables revenues grew as did our CE instrument revenue for quality and safety testing and for HID forensics, key commercial applications for sequencing.”

During the third quarters of both fiscal 2008 and 2007, the Group recorded items that affected the comparability of results. For the third quarter of fiscal 2008, the Group recorded pre-tax items that decreased income before taxes by approximately $3.7 million. These items included $1.1 million of costs related to the anticipated separation of Celera and $2.6 million of amortization expense related to acquired intangibles. The third quarter of fiscal 2008 also included tax benefits of $9.6 million resulting primarily from the settlement of IRS and foreign audits as well as tax benefits identified during the tax return preparation.

During the third quarter of fiscal 2007, the Group recorded pre-tax items attributable to amortization expense related to acquired intangibles that decreased income before taxes by approximately $2.8 million. The third quarter of fiscal 2007 also included a tax benefit of $8.0 million primarily resulting from a valuation allowance release.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended March 31, 2008			Three months ended March 31, 2007
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating income	$102.5	$(3.7)	$106.2	$91.2	$(2.8)	$94.0
Income before income taxes	105.1	(3.7)	108.8	96.7	(2.8)	99.5
Provision for income taxes	22.2	(11.2)	33.4	21.2	(8.9)	30.1
Net income	82.9	7.5	75.4	75.5	6.1	69.4

Earnings per share allocations(1)	(0.3)	(0.3)		(0.1)	(0.1)
Adjusted net income for earnings per share	$82.6	$7.2	$75.4	$75.4	$6.0	$69.4

Total diluted earnings per share	$0.48	$0.04	$0.44	$0.39	$0.03	$0.36

(1) Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

—

Revenues by source and the change relative to the prior year quarter were: $214.4 million for Instruments, a 1% decrease; $237.3 million for Consumables, a 7% increase; and $100.9 million for Other Sources, including service and support, royalties, licenses and consulting, an 8% increase.

—

Revenues for major geographic regions and their change relative to the prior year quarter were: $217.2 million in the United States, a 4% decrease; $196.0 million in Europe, a 7% increase including favorable foreign currency effects of approximately 6%; $62.2 million in Japan, a 7% increase which includes favorable foreign currency effects of approximately 10%; and $49.3 million in Other Asia Pacific countries, a 24% increase including favorable foreign currency effects of approximately 4%. The Europe revenue category now includes revenues from India and other countries in West Asia, which had previously been grouped into our Other Asia Pacific category. Revenues from the prior year’s third quarter have been reclassified to reflect this change.

—	Gross margin in the third quarter of fiscal 2008 was 56.9%, versus 56.4% in the prior year quarter. The increase in gross margin was driven primarily by the favorable impact of currency.

—

Selling, general, and administrative (SG&A) expenditures in the third quarter of fiscal 2008 were $159.5 million, or 28.9% of revenues, compared to $150.2 million, or 28.3% of revenues, in the prior year quarter. The increase was primarily due to employee-related costs, the unfavorable impact of currency and regional investments.

—

Research, development, and engineering (R&D) expenditures in the third quarter of fiscal 2008 were $48.6 million, or 8.8% of revenues, compared to $54.4 million, or 10.3% of revenues, in the prior year quarter. The decrease in R&D expenditures was primarily due to lower employee-related costs and the termination in June 2007 of a contract with the U.S. Department of Defense.

—

Cash flow from continuing operations was $118.8 million and capital expenditures were $10.9 million for the quarter. Depreciation and amortization expense was $18.8 million. As of the end of the quarter, cash and short term investments were $364.7 million, down from $494.5 million as of June 30, 2007. This decrease was largely a result of the $602 million payment in September 2007 to Morgan Stanley for the Accelerated Share Repurchase (ASR) transaction, a portion of which was funded with available cash and the balance of which was funded by $275 million in short-term debt. Of the original amount borrowed, there was $125.0 million outstanding at the end of the quarter. Accounts receivable were $458.9 million, representing 62 days sales outstanding, and inventory was $172.2 million, representing 3.9 months of inventory on hand.

Recent Business Developments

—

This morning, Applied Biosystems announced that Baylor University had selected the SOLiD system to help support their participation in the 1000 Genomes Project – a global international consortium aimed at providing a comprehensive map of genetic and structural variation to help understand the causes of disease. And last week the Beijing Genomics Institute (BGI) announced that it, too, plans to use the SOLiD system to support its participation in the project.

—

During the quarter, Applied Biosystems made a number of announcements related to the ongoing commercialization of its next-generation sequencing platform – the SOLiD system – which began shipping in October 2007. New chemistry, fine-tuned software, and an improved workflow – part of a significant upgrade that will be provided to current customers starting next month - is enabling customers to more than double throughput while reducing run times. The company also introduced a powerful new SOLiD-optimized microRNA solution that gives customers the ability to perform digital gene expression experiments to help understand the role these small, regulatory molecules play in cancer and other diseases and pathways. Finally, Applied Biosystems named two new software community members who plan to add value to the SOLiD system by aligning next-generation sequence data with previous-generation sequencing data and by significantly improving data workflows.

—

Earlier this month, Applied Biosystems announced a set of tools to help researchers profile expression levels of microRNAs (miRNAs) from trace amounts of sample, potentially advancing the study of cancer, where miRNAs are believed to play a critical regulatory role.

—

In March, Applied Biosystems announced that it was expanding its presence in the fast-growing food safety and testing market and planning to provide pathogen detection kits directly to food companies. The first such kit will test for salmonella; additional pathogen test kits are under development.

—

Also in March, Applied Biosystems announced that it had sequenced the Yoruban genome for under $60,000 in reagent costs, setting a new standard for experimental value and further setting the stage for consumer genomics and personalized medicine. The experimental data was posted on an NIH website in order for researchers around the world to enjoy free and unfettered access to the sequence information

—	In February, Applera’s Board of Directors authorized management to pursue a possible separation of the Celera Group from Applera, and authorized the filing of a registration statement with the Securities and Exchange Commission. This registration statement was filed on February 29 is currently undergoing SEC review.

—

Additionally in February, Applied Biosystems introduced new iTRAQ labeling chemistry for mass spectrometry-based proteomics research. The new, high-throughput chemistry lets researchers process up to eight samples in parallel, running them through a mass spectrometer to identify the proteins and then comparing the expression levels of thousands of proteins in diseased samples against control samples.

—

Also in February, Applied Biosystems introduced a new forensics kit that can quickly identify low amounts of male DNA present in samples containing high quantities of female DNA, speeding up sample analysis in sexual assault cases. The company worked directly with the San Diego Police Department to develop and validate the new DNA analysis kit. In a related March development, a localized, Mandarin-language version of the Applied Biosystems GeneMapper Software for Identifiler and the Chinese Sinofiler kit was introduced for the Chinese human identification (HID) market.

Applied Biosystems Outlook

The Group believes that its fiscal year 2008 outlook and financial performance could be affected by a number of factors, including: the introduction, manufacturing ramp-up and adoption of new products including the SOLiD system; global economic uncertainty including the level of commercial investments in life science R&D and the level of government funding for life science research; legislation and funding for applications in the applied markets; the outcome of pending litigation matters; and competitive product introductions and pricing. Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2008. These expectations are unchanged from the prior quarter, except for capital spending.

—

Fiscal 2008 Revenue Growth Rate: The Group expects mid single digit growth assuming current exchange rates. Revenues are expected to be comparable to the prior year level for Instruments and to increase for Consumables.

—

Fiscal 2008 Growth by Product Category: The Group anticipates growth across all product categories with the exception of Other Product Lines, where we expect a decline. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

—

Fiscal 2008 Margins and Expenses: The Group expects gross margin improvement in fiscal 2008 compared to the fiscal 2007 gross margin of 55.3%. SG&A as a percent of total revenues is expected to be slightly higher than the prior year level of 28.3%. R&D as a percentage of total revenues is expected to be below the prior year level of 9.7%. The Group expects an increase in operating margin in fiscal 2008 of approximately two hundred basis points compared to the operating margin of 17.2% in the prior year, excluding special items in both fiscal years as described in the Use of Non-GAAP Financial Information section below.

—	Fiscal 2008 Effective Tax Rate: The Group expects the effective annual tax rate used to calculate non-GAAP financial measures to be approximately 31%, compared to approximately 30% in fiscal 2007.

—

Fiscal 2008 non-GAAP Earnings Per Share Growth: The group expects that excluding the impact of currency, non-GAAP EPS will grow at a double-digit rate. This includes the incremental impact of stock based compensation and the increase in the effective tax rate over the prior fiscal year. The total impact of these items on fiscal 2008 non-GAAP EPS is expected to be approximately $0.05. Additionally, the Group expects the ASR transaction to increase earnings per share by approximately two cents.

—	The total pre-tax impact of FAS 123R (accounting for stock-based compensation) in fiscal 2008 is expected to be approximately $22.0 million, with an EPS impact of approximately $0.08.

—	Fiscal 2008 Capital Spending: The Group expects capital spending to be in the range of $50-55 million, lower than projected last quarter.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; costs incurred in connection with the anticipated separation of Celera from Applera; and special tax items. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.6205 and enter passcode 15155917 at any time from 10:45 a.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section, Presentations/Events page of either www.applera.com, www.appliedbiosystems.com, or www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on April 24 until May 8, 2008. Interested parties should call 617.801.6888 and enter passcode 84165724.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. The Celera Group is a diagnostics business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and optimize patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) some of the intellectual property that is important to Applied Biosystems’ business is owned by other companies or institutions and licensed to Applied Biosystems, and legal actions against these companies or institutions could harm Applied

Biosystems’ business; (9) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (10) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (11) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (12) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (13) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2008. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks, and SOLiD is a trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Ambion is a registered trademark of Ambion, Inc. Ambion and Berkeley HeartLab are wholly owned subsidiaries of Applera Corporation. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Net revenues	$552.6	$529.9	$1,615.7	$1,536.2
Cost of sales	238.3	231.3	694.8	687.5

Gross margin	314.3	298.6	920.9	848.7
Selling, general and administrative	159.5	150.2	462.9	432.8
Research and development	48.6	54.4	143.6	150.4
Amortization of purchased intangible assets	2.6	2.8	7.8	8.4
Employee-related charges, asset impairments and other	1.1		4.0
Asset dispositions and legal settlements			(7.6)	1.3
Acquired research and development				114.3

Operating income	102.5	91.2	310.2	141.5
Gain on investments, net	0.1		2.7	0.2
Interest income (expense), net	2.2	3.2	5.6	9.3
Other income (expense), net	0.3	2.3	2.6	4.5

Income before income taxes	105.1	96.7	321.1	155.5
Provision for income taxes	22.2	21.2	90.9	63.9

Net income	$ 82.9	$ 75.5	$ 230.2	$ 91.6

Earnings per share analysis

Net income	$ 82.9	$ 75.5	$ 230.2	$ 91.6
Allocated intercompany sales of assets(1)		0.1	(0.2)	(0.2)
Allocated interperiod taxes(1)	(0.3)	(0.2)	(0.1)

Total net income allocated	82.6	75.4	229.9	91.4
Less dividends declared on common stock	7.1	15.7	22.1	31.3

Undistributed earnings	$ 75.5	$ 59.7	$ 207.8	$ 60.1

Allocation of basic earnings per share
Basic distributed earnings per share	$ 0.04	$ 0.09	$ 0.13	$ 0.17
Basic undistributed earnings per share	0.45	0.32	1.19	0.33

Total basic earnings per share	$ 0.49	$ 0.41	$ 1.32	$ 0.50

Allocation of diluted earnings per share
Diluted distributed earnings per share	$ 0.04	$ 0.08	$ 0.12	$ 0.16
Diluted undistributed earnings per share	0.44	0.31	1.16	0.32

Total diluted earnings per share	$ 0.48	$ 0.39	$ 1.28	$ 0.48

Weighted average number of common shares
Basic	168,066,000	183,757,000	174,200,000	183,115,000
Diluted	173,017,000	191,226,000	179,554,000	190,557,000

(1)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended March 31,
	2008	2007	Change
DNA Sequencing	$ 146.4	$ 140.7	4%
% of total revenues	27%	27%
Real-Time PCR/Applied Genomics	200.9	183.3	10%
% of total revenues	36%	34%
Mass Spectrometry	128.5	127.3	1%
% of total revenues	23%	24%
Core PCR & DNA Synthesis	49.5	46.9	6%
% of total revenues	9%	9%
Other Product Lines	27.3	31.7	-14%
% of total revenues	5%	6%

Total	$ 552.6	$ 529.9	4%

	Nine months ended March 31,
	2008	2007	Change
DNA Sequencing	$ 422.2	$ 419.0	1%
% of total revenues	26%	27%
Real-Time PCR/Applied Genomics	581.5	512.0	14%
% of total revenues	36%	33%
Mass Spectrometry	387.2	379.2	2%
% of total revenues	24%	25%
Core PCR & DNA Synthesis	146.3	142.3	3%
% of total revenues	9%	9%
Other Product Lines	78.5	83.7	-6%
% of total revenues	5%	6%

Total	$1,615.7	$1,536.2	5%

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2008

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$552.6	$ 39.5	$(0.7)	$591.4
Cost of sales	238.3	13.2	(0.4)	251.1

Gross margin	314.3	26.3	(0.3)	340.3
Selling, general and administrative	159.5	21.3		180.8
Research and development	48.6	10.2	(0.2)	58.6
Amortization of purchased intangible assets	2.6	2.5		5.1
Employee-related charges, asset impairments and other	1.1	3.9		5.0
Asset dispositions and legal settlements		(1.1)		(1.1)

Operating income (loss)	102.5	(10.5)	(0.1)	91.9
Gain (loss) on investments, net	0.1	(3.1)		(3.0)
Interest income (expense), net	2.2	3.5	0.1	5.8
Other income (expense), net	0.3	0.1		0.4

Income (loss) before income taxes	105.1	(10.0)		95.1
Provision (benefit) for income taxes	22.2	(2.6)	0.3	19.9

Net income (loss)	$ 82.9	$ (7.4)	$(0.3)	$ 75.2

Net income (loss) per share
Basic	$ 0.49	$(0.09)
Diluted	$ 0.48	$(0.09)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$529.9	$ 9.8	$(0.7)	$539.0
Cost of sales	231.3	5.4	(0.6)	236.1

Gross margin	298.6	4.4	(0.1)	302.9
Selling, general and administrative	150.2	7.1		157.3
Research and development	54.4	13.0	(0.2)	67.2
Amortization of purchased intangible assets	2.8			2.8

Operating income (loss)	91.2	(15.7)	0.1	75.6
Interest income (expense), net	3.2	7.4		10.6
Other income (expense), net	2.3	0.1		2.4

Income (loss) before income taxes	96.7	(8.2)	0.1	88.6
Provision (benefit) for income taxes	21.2	(3.7)	0.2	17.7

Net income (loss)	$ 75.5	$ (4.5)	$(0.1)	$ 70.9

Net income (loss) per share
Basic	$ 0.41	$(0.06)
Diluted	$ 0.39	$(0.06)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2008

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,615.7	$ 95.9	$(2.2)	$1,709.4
Cost of sales	694.8	27.6	(0.9)	721.5

Gross margin	920.9	68.3	(1.3)	987.9
Selling, general and administrative	462.9	49.5	0.1	512.5
Research and development	143.6	31.5	(1.1)	174.0
Amortization of purchased intangible assets	7.8	4.6		12.4
Employee-related charges, asset impairments and other	4.0	4.3		8.3
Asset dispositions and legal settlements	(7.6)	(1.1)		(8.7)

Operating income (loss)	310.2	(20.5)	(0.3)	289.4
Gain (loss) on investments, net	2.7	(3.1)		(0.4)
Interest income (expense), net	5.6	15.2		20.8
Other income (expense), net	2.6			2.6

Income (loss) before income taxes	321.1	(8.4)	(0.3)	312.4
Provision (benefit) for income taxes	90.9	(2.0)		88.9

Net income (loss)	$ 230.2	$ (6.4)	$(0.3)	$ 223.5

Net income (loss) per share
Basic	$ 1.32	$(0.08)
Diluted	$ 1.28	$(0.08)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,536.2	$ 33.2	$(3.1)	$1,566.3
Cost of sales	687.5	13.6	(1.5)	699.6

Gross margin	848.7	19.6	(1.6)	866.7
Selling, general and administrative	432.8	21.7		454.5
Research and development	150.4	38.2	(1.3)	187.3
Amortization of purchased intangible assets	8.4			8.4
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	141.5	(43.9)	(0.3)	97.3
Gain on investments, net	0.2			0.2
Interest income (expense), net	9.3	20.9		30.2
Other income (expense), net	4.5	0.3		4.8

Income (loss) before income taxes	155.5	(22.7)	(0.3)	132.5
Provision (benefit) for income taxes	63.9	(10.7)	(0.1)	53.1

Net income (loss)	$ 91.6	$(12.0)	$(0.2)	$ 79.4

Net income (loss) per share
Basic	$ 0.50	$(0.15)
Diluted	$ 0.48	$(0.15)